                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240-14a-11(c) or
        Section 240.14a-12


                       [COBRA ELECTRONICS CORPORATION]
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              [BOWNE OF DETROIT]
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 1994

To the Shareholders:

     The Annual Meeting of Shareholders of Cobra Electronics Corporation (the "Company") will be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 5-6 C, Chicago, Illinois on Tuesday, May 10, 1994 at 11:00 a.m. for the following purposes:

          1. To elect two Class II directors of the Company to hold office until the 1997 Annual Meeting of Shareholders; and

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 4, 1994 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60635, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     A copy of the Annual Report for the year ended December 31, 1993, a Proxy Statement and Proxy Card accompany this notice.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                               Secretary
Chicago, Illinois
April 15, 1994

                         COBRA ELECTRONICS CORPORATION
                           6500 WEST CORTLAND STREET
                            CHICAGO, ILLINOIS 60635

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 1994

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the "Company") to be voted at the Company's 1994 Annual Meeting of Shareholders to be held on Tuesday, May 10, 1994 at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 5-6 C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60635. This Proxy Statement, the accompanying Proxy Card and the 1993 Annual Report were first mailed to shareholders on or about April 15, 1994.

                 RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only shareholders of record at the close of business on April 4, 1994 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,226,648 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

               REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

     Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by written notice to the Secretary of the Company, execution of a proxy bearing a later date or attending the 1994 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

     A shareholder may (i) vote for the election of both nominees designated below as Class II directors, (ii) withhold authority to vote for both director nominees or (iii) vote for the election of such director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee's name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of both nominees designated below to serve as Class II directors.

     A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to the election of directors (the "non-voted shares"). Non-voted shares will be considered shares not present and entitled to vote for the election of directors, although such shares will count for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors is required to elect the nominees designated below to serve as Class II directors. Thus, if a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

                             DIRECTORS AND NOMINEES

     The Company's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of two of the present directors will expire at the 1994 Annual Meeting of Shareholders. Mr. James L. Marovitz, first elected a director in 1977, has chosen to not stand for reelection. Mr. Samuel B. Horberg, a director since 1961, along with a new nominee, Mr. Gerald
M. Laures, Vice President--Finance and Secretary of the Company, have been nominated for election as Class II directors for three-year terms expiring at the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. The terms of the other three directors will continue as indicated below.

     Unless otherwise specified in the proxy, it is the present intention of the persons named in the accompanying proxy to vote such proxy for the election of Samuel B. Horberg and Gerald M. Laures, the two nominees designated below, to serve as Class II directors. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, either of Messrs. Horberg or Laures should not be available for election, the persons named in the accompanying proxy reserve the right to vote such proxy for such other person or persons as may be nominated to serve as a Class II director by the management of the Company. Management has no reason to believe that any Class II nominee will be unable to serve if elected.

     The names of the Company's directors and director nominees, their principal occupations and certain biographical information relating to such persons are set forth below.

NOMINEES AND DIRECTORS             AGE                     PRINCIPAL OCCUPATION
- ----------------------             ---                     --------------------
Samuel B. Horberg, Class II          67     Vice President, Secretary and Treasurer of the
  (Nominee, term, if elected,               Company, 1985-1986; retired 1986; Vice
  expiring in 1997)                         President-Finance, Secretary and Treasurer of the
                                            Company, 1961-1985. Director since 1961.

Jerry Kalov, Class I                 58     President and Chief Executive Officer of the
  (Term expiring in 1996)                   Company, August 1986 to present; President and
                                            Chief Operating Officer of the Company, April 1985
                                            to August 1986; President, Kalov & Associates,
                                            Inc., management consultants, 1983-1985;
                                            President, Harman International Industries, Inc.,
                                            1980-1983. Director since 1985.

Carl Korn, Class III                 72     Chairman of the Board of the Company, 1961 to
  (Term expiring in 1995)                   present; President and Chief Executive Officer of
                                            the Company, 1961-1985. Director since 1961.

Gerald M. Laures, Class II           46     Vice President-Finance of the Company, since
  (Nominee, term, if elected,               March, 1994; Corporate Secretary of the Company,
  expiring in 1997)                         1989 to present; Corporate Controller of the
                                            Company 1988-1994.

James L. Marovitz, Class II          55     Member of the firm, Sidley & Austin, Attorneys,
  (To serve until May 10,                   Chicago, Illinois, 1970 to present. Director since
  1994)                                     1977.

Harold D. Schwartz, Class I          68     President, Chez & Schwartz, Inc., marketing and
  (Term expiring in 1996)                   sales consultants, 1973 to present. Director since
                                            1983.

                               BOARD OF DIRECTORS

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held 5 meetings during fiscal year 1993. Each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of which they are members. The Board of Directors has two committees: the Audit and Finance Committee and the Compensation Committee. During fiscal year 1993, these committees met four times and twice, respectively.

     The members of the Audit and Finance Committee are: Harold D. Schwartz (Chairman), Samuel B. Horberg and James L. Marovitz. The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company, reviews the selection of, and recommendations by, the Company's independent auditors and reviews and recommends financing plans and agreements.

     The members of the Compensation Committee are: Samuel B. Horberg (Chairman), Jerry Kalov, Carl Korn and Harold D. Schwartz. The Compensation Committee reviews the salaries of the Company's executive officers.

     The Company has no nominating or similar committee.

                           COMPENSATION OF DIRECTORS

     Messrs. Horberg and Schwartz, who are not employees of the Company, currently receive annual retainers of $10,000 and a fee of $1,000 for each Board meeting and $500 for each Committee meeting attended, not to exceed one Board meeting and one Committee meeting or two Committee meetings on any one day. When a Committee meeting occurs on the same day as a Board meeting or another Committee meeting, the fee for the Committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Horberg and Schwartz, each of whom serves as a chairman of a Committee of the Board, receives a $1,000 annual retainer. Mr. Marovitz is a member of a law firm which the Company retained during the last fiscal year and proposes to retain during the current fiscal year. The Company pays Mr. Marovitz's firm for the time that he spends on business of the Company's Board. At the present time, the other directors of the Company who serve on the Board or any Committee thereof receive no compensation for doing so.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the members of the Compensation Committee are: Samuel
B. Horberg (Chairman), Harold D. Schwartz, Jerry Kalov and Carl Korn. Mr. Horberg served as Vice President, Secretary and Treasurer of the Company from 1961 until his retirement in 1986. Mr. Kalov is the President and Chief Executive Officer of the Company. Mr. Korn is Chairman of the Board of the Company.

     During fiscal year 1993, accrued interest of $125,080 was added to the outstanding amount of a loan the Company made to Jerry Kalov in fiscal 1990, pursuant to Mr. Kalov's employment agreement. The Company made a loan to Mr. Kalov at 8 1/2 percent per annum for the exercise of options on 375,000 shares of Common Stock. Mr. Kalov signed a promissory note with recourse, which is secured by the shares of Common Stock, and is due December 30, 1995. During fiscal 1993, the largest amount outstanding under the loan was $1,596,611 and, as of March 31, 1994, the amount outstanding was approximately $1,631,000.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to the beneficial ownership of Common Stock, as of February 26, 1994, of each of the Company's directors, director nominees, and each executive officer of the

Company who is not a director and whose annual salary and bonus exceeded $100,000 during fiscal year 1993 and the Company's directors and executive officers as a group.

                                                        AMOUNT AND NATURE      PERCENT OF
                                                          OF BENEFICIAL        OUTSTANDING
                  NAME                                      OWNERSHIP(1)       COMMON STOCK
                  ----                                  -----------------      ------------
          Samuel B. Horberg..........................          16,500              *
          Jerry Kalov................................         646,800(2)         10.0%
          Carl Korn..................................         267,183(3)          4.3%
          Gerald M. Laures...........................           9,275(4)           *
          James L. Marovitz..........................           6,470              *
          Harold D. Schwartz.........................          32,354(5)           *
          Fred Hackendahl............................          79,125(6)          1.3%
          Jeffry Weiner..............................          11,250(7)           *
          All directors, director nominees and
            executive officers as a group (9
            persons).................................       1,068,957(8)         16.3%

- ------------
     * Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

(2) The amount includes 256,800 shares, which Mr. Kalov may acquire pursuant to the exercise of stock options.

(3) The amount shown includes 57,785 shares held by the Carl and Frances Korn Foundation with respect to which Mr. Korn has sole investment and voting power.

(4) The amount includes 7,875 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(5) The amount shown represents 30,195 shares owned by Chez & Schwartz, Inc. Profit Sharing Trust and 2,000 shares held by the Chez & Schwartz Pension Plan, as to both of which Mr. Schwartz is the sole beneficiary, and 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder.

(6) The amount includes 64,125 shares, which Mr. Hackendahl may acquire pursuant to the exercise of stock options.

(7) The amount includes 11,250 shares, which Mr. Weiner may acquire pursuant to the exercise of stock options. Effective January 8, 1994, Mr. Weiner left the employ of the Company. Gerald M. Laures, who assumed responsibilities previously handled by Mr. Weiner, was elected Vice President-Finance of the Company in March 1994.

(8) The amount includes 340,050 shares, which such directors, director nominees and executive officers may acquire pursuant to the exercise of stock options.

     Other than Mr. Kalov, 6500 West Cortland Street, Chicago, Illinois 60635, to the knowledge of the Company, as of December 31, 1993, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

                                 AMOUNT AND NATURE     PERCENT OF
                                    BENEFICIAL        OUTSTANDING
       NAME AND ADDRESS            OWNERSHIP(1)       COMMON STOCK
       ----------------          -----------------    ------------
Dimensional Fund Advisors.....        442,050              7.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Brinson Partners, Inc.........        667,400             10.7%
Three First National Plaza
Chicago, IL 60602

- ------------
(1) Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

                             EXECUTIVE COMPENSATION

                       ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991 for (i) the chief executive officer of the Company and
(ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during fiscal year 1993 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION            LONG-TERM
                                            --------------------------------    COMPENSATION
                                                                OTHER ANNUAL     SECURITIES      ALL OTHER
                                                                COMPENSATION     UNDERLYING     COMPENSATION
                                            SALARY     BONUS       (2)(3)       OPTIONS/SARS       (2)(4)
NAME AND PRINCIPAL POSITION         YEAR      ($)       ($)         ($)             (#)             ($)
- ---------------------------         ----    -------    -----    ------------    ------------    ------------
Carl Korn.........................  1993    102,503      -0-         2,827            -0-           1,127
  Chairman                          1992    210,800      -0-         5,500            -0-          11,179
                                    1991    210,800      -0-                          -0-

Jerry Kalov.......................  1993    311,519      -0-         5,500            -0-           2,312
  President and Chief               1992    345,074      -0-       169,443            -0-          11,616
  Executive Officer                 1991    345,074      -0-                          -0-

Fred Hackendahl...................  1993    175,210      -0-         5,500         29,500           1,541
  Vice President                    1992    190,000      -0-         5,500         15,000           9,422
                                    1991    190,000      -0-                          -0-

Jeffry Weiner.....................  1993    112,865      -0-         3,100         42,500           1,263
  Senior Vice President-            1992    123,991    7,500           -0-            -0-           5,120
  Finance and Administration (1)    1991     93,874    5,000                          -0-

- ------------
(1) Effective January 8, 1994, Mr. Weiner left the employ of the Company.

(2) Pursuant to the rules of the Securities and Exchange Commission, the information for fiscal year 1991 is excluded.

(3) All amounts indicated for each Named Officer, other than Mr. Kalov, relate to reimbursements for taxes owed for certain perquisites. For Mr. Kalov, in addition to such similar tax reimbursements in 1993 and 1992, 1992's figure also includes a reimbursement of $163,943 for taxes owed by him resulting from the vesting and exercise of options to purchase 375,000 shares of Common Stock granted to him as a part of his employment agreement when he joined the Company in April 1985. Under the terms of this grant, the Company was obligated to pay any taxes owed by him resulting from the vesting and exercise of the options.

(4) The amounts represent the Company's contributions under The Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan.

                        STOCK OPTION/SAR GRANTS IN 1993

     Shown below is information with respect to grants during fiscal year 1993 to the Named Officers of options to purchase Common Stock of the Company. No stock appreciation rights ("SARs") were granted in 1993.

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE OF ASSUMED
                                              PERCENTAGE OF                                  ANNUAL RATES OF STOCK
                             SECURITIES      TOTAL OPTIONS/                                   PRICE APPRECIATION
                             UNDERLYING      SARS GRANTED TO    EXERCISE OR                     FOR OPTION TERM
                            OPTIONS/SARS      EMPLOYEES IN      BASE PRICE     EXPIRATION    ---------------------
    NAME                   GRANTED(#)(2)          1993           ($/SHARE)        DATE       5% ($)       10% ($)
    ----                   -------------     ---------------    -----------    ----------    -------      --------
Carl Korn...............           --                --            $  --              --     $    --      $     --
Jerry Kalov.............           --                --               --              --          --            --
Fred Hackendahl.........       14,500              7.1%             3.00         5/10/98      12,018        26,557
                               15,000              7.4%             2.50         8/11/98      10,361        22,894
Jeffry Weiner(1)........       35,000             17.2%             3.00         5/10/98      29,010        64,104
                                7,500              3.7%             2.50         8/11/98       5,180        11,447

- ------------
(1) Effective January 8, 1994, Mr. Weiner left the employ of the Company. The indicated options all terminated upon Mr. Weiner's cessation of employment.

(2) Options granted in fiscal year 1993 are exercisable in part from time to time commencing twelve months after the date they are granted, in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. Each such option, to the extent not exercised, expires five years from the date of grant.

                       FISCAL YEAR-END OPTION/SAR VALUES

     Shown below is information with respect to unexercised options to purchase Common Stock of the Company held by the Named Officers. None of the Named Officers exercised any stock options during fiscal year 1993.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                              OPTIONS/SARS AT DECEMBER 31,      IN-THE-MONEY OPTIONS/SARS AT
                                                        1993 (#)                  DECEMBER 31, 1993 ($)(2)
                                             ------------------------------    ------------------------------
     NAME                                    EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
     ----                                    -----------      -------------    -----------      -------------
Carl Korn.................................          --                --          $  --            $    --
Jerry Kalov...............................     256,800            64,200             --                 --
Fred Hackendahl...........................      64,125            60,875             --              1,875
Jeffry Weiner(1)..........................      11,250            46,250             --                938

- ------------
(1) Effective January 8, 1994, Mr. Weiner left the employ of the Company. All unexercisable options terminated upon Mr. Weiner's cessation of employment.

(2) Based on the closing price on The Nasdaq Stock Market on that date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     As members of the Compensation Committee, it is our duty to administer the Company's various incentive plans, including its stock incentive plans and annual bonus plan. In addition, the Committee reviews with the Board of Directors in detail all aspects of compensation for the Named Officers.

     The compensation policy of the Company, which is endorsed by the Committee, is designed to align the interests of the Company's executive officers and key employees with that of the Company's shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company's policy that a substantial portion of the incentive compensation of each Named Officer, except for Mr. Korn who is not eligible to receive incentive bonus or stock option awards, relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company's executive officers, the Committee considers the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; and (e) in the case of Mr. Kalov, the terms of his ten-year employment agreement with the Company dated January 1, 1988 (the "Employment Agreement").

     For the Named Officers, other than Mr. Kalov because of his Employment Agreement described below, base salaries are set at competitive levels. Salary increases and bonuses, except for Mr. Korn who is not eligible for bonuses, are paid based upon both the performance of the entire Company and individual performance. For 1993, performance objectives were based primarily on the Company's 1993 net income. As part of the Company's 1993 restructuring, all Named Officers received salary reductions. In addition, no bonuses were awarded to the Named Officers for 1993.

     Also, from time to time, the Committee may recommend to the Board of Directors that certain key employees be granted options to purchase the Company's Common Stock. The exercise price of each option granted is generally equal to 100 percent of the fair market value of the shares on the date of grant and options granted are generally exercisable in part from time to time commencing twelve months after the grant date, generally in an amount equal to 25 percent of the total number of shares covered during each successive twelve-month period. The Committee believes that such grants are an important way to link directly the financial interests of key employees with those of the Company's shareholders. In fiscal year 1993, Mr. Hackendahl received options to purchase 14,500 shares of Common Stock at the exercise price of $3.00 per share and options to purchase 15,000 shares of Common Stock at the exercise price of $2.50 per share. Mr. Weiner received options to purchase 35,000 shares of Common Stock at the exercise price of $3.00 per share and options to purchase 7,500 shares of Common Stock at the exercise price of $2.50 per share. All of Mr. Weiner's 1993 options granted terminated upon his departure from the Company on January 8, 1994.

     Mr. Kalov's base salary and bonus is based on his rights under the Employment Agreement. Under the terms of the Employment Agreement, Mr. Kalov is entitled to an increase in his annual salary equal to the annual percentage increase for the prior year in the Consumer Price Index For All Items For All Urban Consumers Respecting Chicago, Illinois. In addition to accepting the aforementioned salary reduction, Mr. Kalov also chose to waive his rights to the January 1, 1993 increase, which amounted to 2.99 percent. With respect to bonus awards, the Employment Agreement requires that Mr. Kalov be paid an annual bonus equal to 1.5 percent of the Company's consolidated pretax accounting income, if any.

     The foregoing report has been furnished by:

                    Mr. Horberg (Chairman)       Mr. Kalov
                    Mr. Korn                     Mr. Schwartz

                               PERFORMANCE GRAPH

     The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the five-year period, December 31, 1988 to December 31, 1993, with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies), which includes the Company, and a peer group of companies selected by the Company (the "Peer Group").

     Companies used to construct the Peer Group index include the following:
Cincinnati Microwave, Inc., Code Alarm, Koss Corporation and Zenith Electronics Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company's in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The Peer Group does not reflect the shareholder return of Emerson Radio Corp., which was included in the Company's 1993 Performance Graph, because the common stock of such company is no longer publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            COBRA          NASDAQ        PEER GROUP
1988                                   100.000         100.000         100.000
1989                                    79.750         121.244          83.420
1990                                    32.913         102.958          34.995
1991                                    34.180         165.206          39.499
1992                                    44.308         192.104          36.422
1993                                    26.585         219.214          57.951

     The graph assumes $100 invested on December 31, 1988 in each of the Company's Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Peer Group. Reinvestment of dividends, if any, has been assumed and, with respect to each company in the Peer Group, the returns of such company have been weighted to reflect stock market capitalization at the beginning of each period indicated on the Performance Graph. The graph was plotted using the following data:

                                          1988       1989       1990       1991       1992       1993
                                         -------    -------    -------    -------    -------    -------
Cobra.................................   $100.00    $ 79.75    $ 32.91    $ 34.18    $ 44.30    $ 26.58
NASDAQ................................    100.00     121.24     102.95     165.20     192.10     219.21
Peer Group............................    100.00      83.42      34.99      39.49      36.42      57.95

     Note: Sources include the Nasdaq Stock Market, CDA Investment Technologies,
           Inc. and Standard & Poors, Corp.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the Named Officers with the exception of Mr. Weiner.

     Pursuant to the employment agreement with Carl Korn, in the event Mr. Korn's employment with the Company terminates for any reason, other than as a consequence of his death, disability or retirement, within

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

three years after a change of control of the Company, Mr. Korn will be entitled to a lump sum payment equal to three times the highest compensation paid or payable to him by the Company with respect to any period of twelve consecutive months during the three-year period ending on the date of his termination. In addition, Mr. Korn will receive all other benefits he would have received had he continued in the employ of the Company for the three-year period following his termination.

     The Company's employment agreement with Jerry Kalov provides that, subject to certain conditions, Mr. Kalov will be entitled to a lump sum payment equal to 450% of Mr. Kalov's base salary for the calendar year immediately preceding a change of control of the Company in addition to certain provisions with respect to the performance of the Company. In addition, under the terms of Mr. Kalov's agreement, the Company is obligated to make payments to him or his designated beneficiary beginning at the earlier of the date on which Mr. Kalov reaches age 62 or his employment with the Company is terminated. In either such event, the Company is to make payments for a period of 15 years in an amount equal to 60% of the average of Mr. Kalov's salary (including bonus) for the five years during which he received the highest compensation within the ten-year period preceding the earlier of Mr. Kalov's attaining age 62 or termination of employment. The obligation of the Company to make such payments is irrevocable in the case of death, permanent disability or termination following a change of control of the Company. Otherwise, Mr. Kalov's interest in such payments is not fully vested until 1997. Mr. Kalov's agreement also requires the Company to grant him an annual increase equal to the change in the prior year's Consumer Price Index For All Items For All Urban Consumers Respecting Chicago, Illinois and to pay him an annual bonus equal to 1.5 percent of the Company's pretax accounting income.

     The Company also has an employment agreement with Fred Hackendahl, which contains provisions in the event of a change of control of the Company. This agreement provides for a payment of one year's compensation paid or payable to Mr. Hackendahl upon a change of control of the Company, and provides for full vesting of certain nonqualified, supplemental retirement payments in the event of retirement, death or a change of control of the Company. The agreement also contains a deferred compensation arrangement with terms similar to those for Mr. Kalov except the proposed payments for Mr. Hackendahl are for a period of 10 years and based on 50% of average base salary and bonus, full vesting at age 55 and partial vesting until he reaches age 55.

     Under the terms of the deferred compensation arrangements described above and based upon actual compensation paid through fiscal year 1993, Mr. Kalov and Mr. Hackendahl would be entitled to annual payments of approximately $226,000 and $101,000, respectively, upon attaining age 62.

                              CERTAIN TRANSACTIONS

     During 1993, the Company sold the assets of its Professional Products Group to Mr. Fred Hackendahl, an executive officer. The purchase price, which exceeded the net book value of the assets sold, amounted to $1.3 million and consisted of $867,000 of cash at closing and the assumption of certain liabilities.

                                    AUDITORS

     Arthur Andersen & Co. served as the Company's independent public accountants for 1993. A representative of Arthur Andersen & Co. will be present at the 1994 Annual Meeting of Shareholders and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders. The services performed by Arthur Andersen & Co. during 1993 were approved by the Board of Directors. The Board of Directors has not yet considered the selection of an independent public accountant for fiscal year 1994.

                             SECTION 16(A) REPORTS

     Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 1993, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16 during or with respect to 1993, except that Gerald M. Laures and Jeffry Weiner failed to file on a timely basis an Annual Statement of Beneficial Ownership of Securities on Form 5 reporting a grant of options to purchase Common Stock under a Company stock option plan.

               SHAREHOLDER PROPOSALS FOR THE 1994 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders, currently scheduled for May 9, 1995, must be received by the Secretary of the Company not later than December 12, 1994, in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                    REQUEST TO VOTE, SIGN AND RETURN PROXIES

     Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed postage-paid envelope.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class II directors, that may be brought before the 1994 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company's registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES AND INFORMATION CONCERNING EXECUTIVE OFFICERS OF THE COMPANY, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF GERALD M. LAURES, THE COMPANY'S SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60635, TELEPHONE: (312) 889-8870.

                                        By order of the Board of Directors,

                                        GERALD M. LAURES
                                             Secretary
                                             Cobra Electronics Corporation
Chicago, Illinois
April 15, 1994

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